UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 14, 2008
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN
                     OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The Executive Compensation Committee, acting on behalf of the Board of Directors, adopted amendments to the executive employment agreements with each of the following named executive officers: Andrew J. Kohut, President & Chief Executive Officer; J.P. Causey Jr., Executive Vice President, Secretary & General Counsel; Joel K. Mostrom, Senior Vice President & Chief Financial Officer; Michael Cheetham, Vice President, Pharmaceutical & Healthcare Packaging; and Timothy D. Whitfield, Vice President, Branded Products Packaging, in order to bring such agreements into compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance thereunder.  These amendments implement technical changes regarding the timing of severance payments and the form of payments of welfare benefits and do not increase the amount of benefits payable to the executive officers thereunder.

In addition, the Executive Compensation Committee adopted amendments to the executive employment agreements with each of Michael Cheetham and Timothy D. Whitfield, and to the Chesapeake Corporation Benefits Plan Trust (the “Rabbi Trust”), to amend the definition of “change in control.”  The definition of  “change in control” within the Rabbi Trust is incorporated by reference into the executive employment agreements with each of Andrew J. Kohut, J.P. Causey Jr. and Joel K. Mostrom.  These amendments removed shareholder approval as a precondition to the triggers to a “change in control” related to reorganizations and business combinations.  These amendments do not increase the amount of benefits payable upon a “change in control.”

The amendments were confirmed by the Committee of Independent Directors as to the Chief Executive Officer on October 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: October 17, 2008	BY:	/s/ J. P. Causey Jr.
J. P. Causey Jr.
Executive Vice President,
Secretary & General Counsel